Exhibit 99.1

For release April 9, 2024

Illumina appoints Ankur Dhingra Chief Financial Officer,
Jakob Wedel Chief Strategy and Corporate Development Officer

Joydeep Goswami to serve as advisor through June 30

Illumina reaffirms Q1 2024 and full-year 2024 financial guidance

SAN DIEGO, April 9, 2024 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced that Joydeep Goswami has decided to leave Illumina. He will stay on in an advisory role through June 30 to support two new executive management team appointments.

Ankur Dhingra is joining Illumina as Chief Financial Officer (CFO), leading Illumina’s financial planning and analysis, accounting, investor relations, internal audit, tax, and treasury functions. Dhingra brings a breadth of experience from the life sciences tools, diagnostics, and pharmaceutical industries. He formerly was CFO at Summit Therapeutics Inc. (NASDAQ: SMMT), and prior to that was CFO of CAREDx, Inc. Dhingra spent more than 18 years at Agilent Technologies, most recently as VP, Investor Relations. Before that, he held various finance leadership roles with progressively increasing responsibility, including multiple business unit CFO roles. He brings experience in developing and executing growth and margin improvement strategies, delivering P&L commitments, and driving businesses toward increasing levels of performance. Dhingra has a demonstrated record of success in executing and influencing growth-oriented business strategies, as well as managing global finance and accounting teams. He is a Chartered Accountant and member of The Institute of Chartered Accountants of India.

Jakob Wedel has been named Chief Strategy and Corporate Development Officer. Wedel joined Illumina in November 2023 as CEO Chief of Staff, leading strategic transformation initiatives. In his new role, Wedel is responsible for driving Illumina’s strategic planning, partnerships, and acquisitions. Previously, Wedel was partner at EY’s strategy practice, co-leading their global life science practice, and served in roles at McKinsey & Company and Bain & Company. In the early 2000s, Wedel co- founded the Nordic strategy firm QVARTZ, which was later acquired by Bain.

“I am proud of the talent joining our management team as we work to deliver on Illumina’s mission to improve human health by unlocking the power of the genome,” said Jacob Thaysen, Illumina CEO. “Ankur brings deep financial expertise, investor and leadership experience, and industry knowledge to Illumina’s CFO role, and Jakob has keen insights gained from 25 years in strategy leadership roles with global consulting firms. Both are deeply committed to serving our customers and helping Illumina grow.”

Dhingra and Wedel are both relocating to San Diego. They succeed Goswami, who held both the CFO and Chief Strategy and Corporate Development Officer roles since early 2023. Goswami joined Illumina in 2019 to lead strategy and corporate development. He will continue as an advisor to the company starting April 15 and through June 30.

“We are grateful to Joydeep for his many contributions to Illumina over more than four years, and for most recently leading these two key functions,” said Thaysen. “Joydeep will continue with us for several weeks to support a smooth leadership transition.”

The company has reaffirmed its guidance for the first quarter 2024 and full-year 2024, as announced during its fourth quarter 2024 earnings call on February 8, 2024.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on X (Twitter), Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Contacts

Investors:
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858-291-6421
IR@illumina.com

Media:
David McAlpine
347-327-1336
PR@illumina.com